Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                  OF BYLAWS OF
                                  PASSAVE INC.

         The undersigned, Ariel Maislos, being the Secretary of Passave Inc. (the Company"), hereby certifies that Sections 3.2 and 3.3 of the Bylaws of the Company were amended, effective May 30, 2001, 2002 by the Board of Directors to read in their entirety as follows:

         Section 3.2 NUMBER; ELECTION; TENURE AND QUALIFICATION. The number of directors which shall constitute the whole board shall be not less than one (1) and not more than six (6). The number of directors may be changed by the duly adopted amendment of the Certificate of Incorporation. With the exception of the first Board of Directors, which shall be elected by the incorporator of the Corporation, and except as provided in the Certificate of Incorporation, in the Amended and Restated Investors' Rights Agreement, dated May 30, 2002, by and among the Company and the parties listed on 1 thereto (the "Investors' Rights Agreement") or in Section 3.3, the directors shall be elected at the annual meeting of stockholders by a plurality vote of the shares represented in person, by means of remote communication, if any, or by proxy and each director elected shall hold office until his or her successor is elected and qualified unless he or she shall resign, become disqualified, disabled, or otherwise removed. Directors need not be stockholders.

         Section 3.3 VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Unless otherwise provided in the Certificate of Incorporation, and in the Investors' Rights Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall serve until the next annual election and until their successors are duly elected and qualified, unless he or she shall resign, become disqualified, disabled, or otherwise removed. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 4 day of June, 2002.

                                            PASSAVE INC.
                                            /s/ Ariel Maislos
                                            ------------------------------------
                                            Ariel Maislos, Secretary